Exhibit 99.1

DISCOVER FINANCIAL SERVICES REPORTS FOURTH QUARTER NET INCOME OF $404 MILLION OR $0.87 PER DILUTED SHARE

Riverwoods, IL, Jan. 21, 2015 - Discover Financial Services (NYSE: DFS) today reported net income of $404 million or $0.87 per diluted share for the fourth quarter of 2014, as compared to $602 million or $1.23 per diluted share for the fourth quarter of 2013. Excluding non-recurring items, fourth quarter 2014 adjusted net income was $553 million, or $1.19 of adjusted diluted earnings per share.(1)

Fourth Quarter Highlights

•	Total loans grew $4.2 billion, or 6.4%, from the prior year to $70.0 billion.

•	Credit card loans grew $3.0 billion, or 5.6%, to $56.1 billion and Discover card sales volume increased 4.5% from the prior year.

•	Net charge-off rate for credit card loans increased 17 basis points from the prior year to 2.26% and the delinquency rate for loans over 30 days past due increased 1 basis point to 1.73%.

•	Payment Services transaction dollar volume for the segment was $51.0 billion, up 2% from the prior year.

•	Fourth quarter results included $226 million of non-recurring items.(1)

"We delivered solid performance this quarter," said David Nelms, chairman and CEO of Discover. "For the full year our business model and continued focus on the customer drove receivables growth of 6% and a return on equity of over 20%."

Segment Results:

Direct Banking

Direct Banking pretax income of $646 million in the quarter was down $265 million, or 29%, from the prior year. The decrease in pretax income was primarily driven by the previously announced $178 million one-time charge related to the elimination of the credit card rewards forfeiture reserve as well as a $27 million impairment of the goodwill that was realized with the acquisition of the Discover Home Loans platform.

Total loans ended the quarter at $69.9 billion, up 6.5% compared to the prior year. Credit card loans ended the quarter at $56.1 billion, up 5.6% from the prior year. Personal loans increased $816 million, or 19.5%, from the prior year surpassing $5 billion in ending loans. Private student loans increased $362 million, or 4.4%, from the prior year. Excluding purchased student loans, private student loans grew $880 million, or 22.2%, from the prior year.

Revenue net of interest expense decreased $86 million, down 4% from the prior year as the charge related to the elimination of the credit card rewards forfeiture reserve more than offset higher net interest income.

Net interest income increased $103 million, or 7%, from the prior year, due to loan growth. Net interest margin was 9.77%, down 5 basis points from the prior year. The decrease in net interest margin primarily reflects increased funding costs as the company continues to extend funding duration. Interest expense as a percent of total loans increased 5 basis points from the prior year. Credit card yield was 12.08%, unchanged from the prior year.

The delinquency rate for credit card loans over 30 days past due was 1.73%, up 1 basis point from the prior year and up 2 basis points compared to the prior quarter. Credit card net charge-off rate for the fourth quarter was 2.26%, up 17 basis points from the prior year and up 10 basis points from the prior quarter. The student loan net charge-off rate excluding purchased credit-impaired ("PCI") loans was 1.40%, down 1 basis point from the prior year. The personal loans net charge-off rate of 2.20% increased by 20 basis points from the prior year.

1. Management believes adjusted net income and adjusted diluted earnings per share, which exclude non-recurring items and are non-GAAP measures, provide investors with useful metrics to evaluate the ongoing operating performance of the company. The non-recurring items include the previously announced elimination of the credit card rewards forfeiture reserve as well as the impairment of goodwill realized with the acquisition of the Discover Home Loans platform and Diners Club Italy classified as held-for-sale. See the appendix in the 4Q14 earnings presentation for a reconciliation of adjusted net income and adjusted diluted earnings per share.

Provision for loan losses of $454 million increased $102 million from the prior year. Net charge-offs increased $50 million due to several years of consistent loan growth and declining recovery dollars on aged charge-offs. The reserve build for the fourth quarter of 2014 was $101 million, $52 million higher than the prior year due mainly to seasoning of loan growth.

Expenses increased $77 million, or 10%, from the prior year due to the impairment of goodwill related to the home loans platform, as well as increased marketing spend, professional fees related to technology investments and employee compensation including higher headcount.

Payment Services

Payment Services pretax income was $2 million in the quarter, down $24 million from the prior year primarily due to a $21 million fair value adjustment resulting from classifying Diners Club Italy as held-for-sale.

Payment Services dollar volume was $51.0 billion for the fourth quarter of 2014, up 2% from the prior year. PULSE transaction dollar volume was up 4% year-over-year. Network Partners volume was down $350 million, or 13% from the prior year due to the previously communicated loss of volume from a third party payments partner which was partially offset by AribaPay volume.

Share Repurchases

During the fourth quarter of 2014, the company repurchased approximately 6 million shares of common stock for $400 million. Shares of common stock outstanding declined by 1% from the prior quarter.

Conference Call and Webcast Information

The company will host a conference call to discuss its fourth quarter results on Wednesday, January 21, 2015, at 4:00 p.m. Central time. Interested parties can listen to the conference call via a live audio webcast at
http://investorrelations.discoverfinancial.com.

About Discover

Discover Financial Services (NYSE: DFS) is a direct banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover card, America's cash rewards pioneer, and offers home loans, private student loans, personal loans, home equity loans, checking and savings accounts, certificates of deposit and money market accounts through its direct banking business. It operates the Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation's leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in more than 185 countries and territories. For more information, visit www.discover.com/company.

Contacts:

Investors:
Bill Franklin, 224-405-1902
williamfranklin@discover.com

Media:
Jon Drummond, 224-405-1888
jondrummond@discover.com

A financial summary follows. Financial, statistical, and business related information, as well as information regarding business and segment trends, is included in the financial supplement filed as Exhibit 99.2 to the company's Current Report on Form 8-K filed today with the Securities and Exchange Commission (“SEC”). Both the earnings release and the financial supplement are available online at the SEC's website (http://www.sec.gov) and the company's website (http://investorrelations.discoverfinancial.com).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which speak to our expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions. Such statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment, the levels of consumer confidence and consumer debt, and investor sentiment; the impact of current, pending and future legislation, regulation, supervisory guidance, and regulatory and legal actions, including, but not limited to, those related to financial regulatory reform, consumer financial services practices, anti-corruption, and funding, capital and liquidity; the actions and initiatives of current and potential competitors; the company's ability to manage its expenses; the company's ability to successfully achieve full card acceptance across its networks and maintain relationships with network participants; the company's ability to sustain and grow its private student loan portfolio and mortgage loan products; losses as a result of mortgage loan repurchase and indemnification obligations to secondary market purchasers; the company's ability to manage its credit risk, market risk, liquidity risk, operational risk, legal and compliance risk, and strategic risk; the availability and cost of funding and capital; access to deposit, securitization, equity, debt and credit markets; the impact of rating agency actions; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices; losses in the company's investment portfolio; limits on the company's ability to pay dividends and repurchase its common stock; limits on the company's ability to receive payments from its subsidiaries; fraudulent activities or material security breaches of key systems; the company's ability to increase or sustain Discover card usage or attract new customers; the company's ability to maintain relationships with current merchants; the effect of political, economic and market conditions, geopolitical events and unforeseen or catastrophic events; the company's ability to introduce new products or services; the company's ability to manage its relationships with third-party vendors; the company's ability to maintain current technology and integrate new and acquired systems; the company's ability to collect amounts for disputed transactions from merchants and merchant acquirers; the company's ability to attract and retain employees; the company's ability to protect its reputation and its intellectual property; difficulty obtaining regulatory approval for, financing, closing, transitioning, integrating or managing the expenses of acquisitions of or investments in new businesses, products or technologies; and new lawsuits, investigations or similar matters or unanticipated developments related to current matters. The company routinely evaluates and may pursue acquisitions of or investments in businesses, products, technologies, loan portfolios or deposits, which may involve payment in cash or the company's debt or equity securities.

Additional factors that could cause the company's results to differ materially from those described in the forward-looking statements can be found under “Risk Factors,” “Business - Competition,” “Business - Supervision and Regulation” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's Annual Report on Form 10-K for the year ended December 31, 2013 and under “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, which are filed with the SEC and available at the SEC's internet site (http://www.sec.gov).